Exhibit 99.1

TerraForm Power Reports Second Quarter 2018 Results

NEW YORK, NY, Aug. 13, 2018 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the three months ended June 30, 2018.

Recent Highlights

•	Settled our tender offer and minority interest squeeze out of Saeta Yield S.A. (“Saeta”), increasing ownership to 100%
•
Executed an 11-year Framework Agreement with an affiliate of General Electric Company (“GE”) to provide us with full-wrap, long-term service agreements (“LTSAs”) for turbine operations and maintenance as well as other balance of plant services for each project in our 1.6 GW North American wind fleet

•	Pursuant to a back-stop agreement with our sponsor Brookfield Asset Management (“Brookfield”), issued $650 million in equity to fund the Saeta acquisition
•
Made progress executing the ~$350 million non-recourse debt component of our permanent financing plan for the Saeta acquisition, including closing the first project financing of certain of our unencumbered assets yielding net proceeds of ~$83 million

•	Declared a Q3 2018 dividend of $0.19 per share, implying $0.76 per share on an annual basis
•	Authorized an ~$111 million share repurchase program
“Following the completion of the Saeta acquisition, we have a clear path to meet our dividend growth targets of 5% to 8% per annum through 2022, while maintaining our payout ratio range of 80% to 85% of CAFD, driven primarily by margin improvements from our existing assets and accretion from the Saeta acquisition,” said John Stinebaugh, CEO of TerraForm Power. “Furthermore, with the execution of the Framework Agreement with GE, we will leverage GE’s proprietary technology to increase production from our wind fleet, and we have locked-in our cost savings target from operations.”

     Results
	3 Months Ended	3 Months Ended
$ in millions, except per share amounts	6/30/2018	6/30/2017
Generation (GWh) [1,2]	1,912	1,955
Net Loss	$(28)	$(2)
Earnings (Loss) per Share [3]	$(0.13)	$0.08
Adjusted EBITDA [2,3,4]	$128	$117
CAFD 2,3 4	$30	$25
per Share [2,3,4,5]	$0.19	$0.18

1 Excludes Saeta’s results.
2 Adjusted for the sale of our UK solar and Residential portfolios.
3 Includes Saeta’s results effective June 12, 2018.
4 Non-GAAP measures. See the “Reconciliation of Non-GAAP Measures” section for additional information. Amounts in 2017 adjusted for sale of our UK and Residential portfolios.
5 Loss per share is calculated using a weighted average diluted Class A common stock shares outstanding. CAFD per share is calculated using a weighted average diluted Class A common stock and weighted average Class B common stock shares outstanding. For three months ended June 30, 2018, weighted average diluted Class A common stock shares outstanding totaled 161.6 million, including insurance of 61 million to affiliates (three months ended June 30, 2017: 92.7 million). For three months ended June 30, 2018, there were no weighted average Class B common stock shares outstanding (three months ended June 30, 2017: 48.2 million).

Operations

In early August, we executed an 11-year Framework Agreement with an affiliate of GE to provide us with LTSAs for turbine operations and maintenance as well as other balance of plant services for our 1.6 GW North American wind fleet, subject to customary closing conditions and consents. The LTSAs will leverage GE’s proprietary technology to improve and optimize turbine performance in order to increase production from our wind fleet. The LTSAs include a combination of resource-adjusted production guarantees and availability guarantees for all of our turbines, which are designed to improve upon historical resource-adjusted production levels and are consistent with our long-term average generation targets, once fully implemented after a transition period of nine to twelve months. Furthermore, the LTSAs lock in cost savings at an amount that is consistent with achieving our targeted cost savings and is ~$20 million less than the comparable amount for our wind fleet in 2017. While there will be a modest amount of transition costs and downtime to implement the LTSAs, we expect to begin realizing cost savings in the first half of 2019, ahead of our stated goal of phasing in these operational savings over two to three years.

We continue to make progress on our solar performance improvement plan, with a goal of increasing energy production to levels that are consistent with our long-term average generation target. As of now, we have completed infrared scans of most of our solar fleet to identify issues that are negatively impacting performance at the asset level and opportunities to increase production. Our goal is to implement remediation plans for all assets by the end of the first quarter of next year so that we can realize increased production in 2019.

As of July, we are pleased to report that we have relocated our employees to our headquarters in New York City. Nearly all senior and mid-level positions have been filled, and we expect that most contract workers will be rolling off by the end of the third quarter. With the close of Saeta acquisition, we will utilize our new office in Madrid, Spain, as our platform for growth in Europe.

Growth Initiatives

In our Corporate Profile, we identify approximately $500 million of organic investment opportunities within our existing portfolio of assets. These opportunities include repowerings and expansions of our wind and solar assets. We also have opportunities to buy-out minority partners that own interests in our projects, including options to buyout tax equity investors after a certain number of years that are typically at fair market value. Finally, in conjunction with previous acquisitions, we have 500 MW of rights of first offer to acquire projects owned by third parties.

During the second quarter, we progressed a number of these organic growth initiatives. We entered into a letter of intent to work exclusively with a local developer on an expansion of our existing Tinkham Hill Project in Massachusetts. The 2.5 MW expansion project is contiguous to our existing solar farm and is projected to yield a levered return at the high end of our target range with substantial completion expected by year end. We also closed the previously announced acquisition of a 6 MW portfolio of operating distributed solar generation assets located in California and New Jersey pursuant to a right of first offer with a third party. Expected returns of this investment are in-line with our targeted equity returns, with potential upside from executing our business plan. In addition, in July, we executed a buyout of a tax equity partner in a portfolio of solar projects. The initial $2 million transaction is expected to yield strong returns well in excess of currently available third-party market transactions.

Saeta Integration

Following the settlement of our tender offer whereby we acquired 95% of Saeta, we closed on the minority squeeze-out on July 2nd, increasing our ownership to 100%. Importantly, we expect to immediately integrate Saeta into Terraform Power and realize synergies from the transaction. At the outset, we have identified cost savings as a result of eliminating public company costs as well as potential reductions in O&M expenses. Similar to TerraForm Power’s North American assets, we believe there will be opportunities to renegotiate some of Saeta’s outsource contracts over the next few years and realize cost savings. We believe these two opportunities would yield up to €5 million of annual savings.

Financial Results

During the second quarter, our portfolio performed slightly below expectations, delivering Adjusted EBITDA, Net Loss and CAFD of $128 million, $28 million and $30 million, respectively. This represents an increase in Adjusted EBITDA of $11 million, an increase in Net Loss of $26 million, and an increase in CAFD of $5 million, compared to the same period last year. The increase in Adjusted EBITDA was attributable to the contribution from Saeta and increased generation from our solar business, primarily due to improved resource. These factors were partially offset by a decrease in production from our wind assets and lower net pricing in Texas.  The increase in Net Loss was driven by a gain realized from the sale of most of our UK portfolio in the second quarter of last year.  In addition to the increase in Adjusted EBITDA, CAFD was also positively impacted by interest expense savings.

In the second quarter, our North American wind generation was lower than expected, whereas production from our North American solar fleet was largely consistent with expectations. Wind production was impacted by greater than normal maintenance, including blade inspections and repairs as well as some residual impacts related to the Raleigh wind turbine outage. Going forward, the LTSAs with GE are expected to provide us with protection against operational issues such as these.

Balance Sheet

Following the closing of the Saeta acquisition, Moody’s upgraded our corporate credit rating from B1 to Ba3. To support its upgrade, Moody’s specifically cited the upsizing of the equity issuance to fund the Saeta acquisition to $650 million. This is expected to allow TerraForm Power to reduce its reliance on corporate debt and improve key credit metrics, including reducing its pro forma corporate debt-to-cash flow ratio towards its 4.0x to 5.0x target range.

In May, we repriced our $350 million Term Loan B at a 75-basis point reduction in the spread to LIBOR plus 200, yielding projected annual savings of approximately $2.5 million. Furthermore, we are making significant progress executing the ~$350 million non-recourse debt component of our permanent financing plan for the Saeta acquisition. We closed the first project financing of certain of our unencumbered assets in June, yielding net proceeds of ~$83 million. In addition, we have launched the second financing, which is expected to net ~$70 million and close later this summer. Over the next six months, we plan to execute two more project financings to raise the remainder of the ~$350 million of proceeds. Upon expected completion of the permanent financing plan for the Saeta acquisition, TerraForm Power would restore its corporate liquidity to ~$900 million and would have ample dry powder to continue pursuing opportunistic acquisitions originated by Brookfield.

Announcement of Quarterly Dividend

TerraForm Power today announced that, on August 13, 2018, its Board declared a quarterly dividend with respect to TerraForm Power’s Class A common stock of $0. 19 per share. The dividend is payable on September 15, 2018, to shareholders of record as of September 1, 2018. This dividend represents TerraForm Power’s third consecutive quarterly dividend payment under Brookfield’s sponsorship.

Announcement of Share Repurchase Program

The Company today announced that its Board of Directors has authorized the repurchase of up to 5% of the Company’s Class A common stock outstanding as of July 31, 2018, or approximately $111 million aggregate amount of Class A Common stock based on the closing price per share as of August 10, 2018, through July 31, 2019. The Company believes that in the event that its shares trade in a price range that does not fully reflect their intrinsic value, the acquisition of shares may represent an attractive use of available funds. The timing and the amount of any repurchases of shares will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases of shares may also be made under a Rule 10b5-1 plan (which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws), open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. The repurchase program may be suspended or discontinued at any time. The repurchase program does not obligate the Company to purchase any minimum number of shares. Any repurchased shares will be held by the Company as treasury shares. The Company expects to fund any repurchases from available liquidity.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U. S. and E. U., totaling more than 3,600 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $285 billion of assets under management.

For more information about TerraForm Power, please visit: www. terraformpower. com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform. com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2018 Second Quarter Results as well as the Letter to Shareholders and Supplemental Information on TerraForm Power’s website at www. terraformpower. com.

The conference call can be accessed via webcast on August 14, 2018 at 9:00 a. m. Eastern Time at https://event. on24. com/wcc/r/1809381/80C80499C1187FB04F59EF2A526F97E3, or via teleconference at 1-866-521-4909 toll free in North America. For overseas calls please dial 1-647-427-2311, at approximately 8:50 a. m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” ”opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution (CAFD), dividend growth, cost savings initiatives, earnings, Adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to: risks related to the transition to Brookfield Asset Management Inc. sponsorship, including our ability to realize the expected benefits of the sponsorship; risks related to wind conditions at our wind assets or to weather conditions at our solar assets; risks related to the effectiveness of our internal control over financial reporting; pending and future litigation; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional and renewable energy companies; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to our ability to successfully integrate the operations, technologies and personnel of Saeta; the regulated rate of return of renewable energy facilities in Spain, including Saeta’s wind and solar assets, a reduction of which could have a material negative impact on our results of operations; our ability to successfully identify, evaluate and consummate acquisitions; and our ability to integrate the projects we acquire from third parties, including Saeta, and our ability to realize the anticipated benefits from such acquisitions.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as additional factors we may describe from time to time in other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues, net	$179,888	$170,367	$307,435	$321,502
Operating costs and expenses:
Cost of operations	49,805	32,205	87,128	66,543
Cost of operations - affiliate	—	3,427	—	9,025
General and administrative expenses	19,865	41,255	44,149	77,980
General and administrative expenses - affiliate	4,023	3,282	7,497	4,701
Acquisition-related costs	2,877	—	5,957	—
Acquisition-related costs - affiliate	6,025	—	6,630	—
Impairment of renewable energy facilities	—	1,429	15,240	1,429
Depreciation, accretion and amortization expense	69,994	63,222	135,584	124,209
Total operating costs and expenses	152,589	144,820	302,185	283,887
Operating income	27,299	25,547	5,250	37,615
Other expenses (income):
Interest expense, net	50,892	68,205	104,446	136,517
Gain on sale of renewable energy facilities	—	(37,116)	—	(37,116)
Gain on foreign currency exchange, net	(2,078)	(5,204)	(1,187)	(4,617)
Other expenses, net	1,663	1,773	2,512	2,133
Total other expenses, net	50,477	27,658	105,771	96,917
Loss before income tax expense (benefit)	(23,178)	(2,111)	(100,521)	(59,302)
Income tax expense (benefit)	4,434	(588)	3,404	(1,157)
Net loss	(27,612)	(1,523)	(103,925)	(58,145)
Less: Net income attributable to redeemable non-controlling interests	4,680	6,362	2,658	5,369
Less: Net loss attributable to non-controlling interests	(10,955)	(17,491)	(168,042)	(42,323)
Net (loss) income attributable to Class A common stockholders	$(21,337)	$9,606	$61,459	$(21,191)

Weighted average number of shares:
Class A common stock - Basic	161,568	92,257	154,890	92,165
Class A common stock - Diluted	161,568	92,745	154,905	92,165

(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0. 13)	$0. 08	$0. 40	$(0. 28)

Dividends declared per share:
Class A common stock	$0. 19	$—	$0. 38	$—

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$339,209	$128,087
Restricted cash	38,823	54,006
Accounts receivable, net	161,017	89,680
Prepaid expenses and other current assets	71,958	65,393
Due from affiliates	1,533	4,370
Total current assets	612,540	341,536

Renewable energy facilities, net, including consolidated variable interest entities of $3,196,816 and $3,273,848 in 2018 and 2017, respectively	6,634,926	4,801,925
Intangible assets, net, including consolidated variable interest entities of $797,844 and $823,629 in 2018 and 2017, respectively	2,033,854	1,077,786
Goodwill	114,780	—
Restricted cash	138,053	42,694
Other assets	166,672	123,080
Total assets	$9,700,825	$6,387,021

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $57,069 and $84,691 in 2018 and 2017, respectively	$458,177	$403,488
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $42,157 and $34,199 in 2018 and 2017, respectively	217,134	88,538
Deferred revenue	1,735	17,859
Due to affiliates	9,205	3,968
Total current liabilities	686,251	513,853

Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $923,565 and $833,388 in 2018 and 2017, respectively	5,416,939	3,195,312
Long-term debt - affiliate	86,000	—
Deferred revenue, less current portion	12,780	38,074
Deferred income taxes	202,767	24,972
Asset retirement obligations, including consolidated variable interest entities of $100,022 and $97,467 in 2018 and 2017, respectively	170,892	154,515
Other long-term liabilities	151,949	37,923
Total liabilities	6,727,578	3,964,649

Redeemable non-controlling interests	86,549	34,660
Stockholders' equity:
Class A common stock, $0. 01 par value per share, 1,200,000,000 shares authorized, 209,562,056 and 148,586,447 shares issued in 2018 and 2017, respectively, and 209,061,636 and 148,086,027 shares outstanding in 2018 and 2017, respectively	2,096	1,486
Additional paid-in capital	2,468,771	1,872,125
Accumulated deficit	(301,167)	(387,204)
Accumulated other comprehensive income	37,400	48,018
Treasury stock, 500,420 shares in 2018 and 2017	(6,712)	(6,712)
Total TerraForm Power, Inc. stockholders' equity	2,200,388	1,527,713
Non-controlling interests	686,310	859,999
Total stockholders' equity	2,886,698	2,387,712
Total liabilities, redeemable non-controlling interests and stockholders' equity	$9,700,825	$6,387,021

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(103,925)	$(58,145)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	135,584	124,209
Amortization of favorable and unfavorable rate revenue contracts, net	19,567	19,524
Gain on sale of renewable energy facilities	—	(37,116)
Impairment of renewable energy facilities	15,240	1,429
Amortization of deferred financing costs and debt discounts	4,258	10,013
Unrealized (gain) loss on interest rate swaps	(8,777)	2,425
Unrealized (gain) loss on commodity contract derivatives, net	(5,292)	2,652
Recognition of deferred revenue	(929)	(6,069)
Stock-based compensation expense	73	5,200
Loss on extinguishment of debt, net	1,480	—
Loss on disposal of property, plant and equipment	6,764	—
Unrealized (gain) on foreign currency exchange, net	(5,684)	(4,336)
Deferred taxes	3,006	4,885
Other, net	344	4,922
Changes in assets and liabilities:
Accounts receivable	(6,389)	(30,436)
Prepaid expenses and other current assets	18,321	212
Accounts payable, accrued expenses and other current liabilities	(7,748)	11,442
Due to affiliates	2,308	—
Other, net	7,284	4,476
Net cash provided by operating activities	75,485	55,287
Cash flows from investing activities:
Capital expenditures	(10,333)	(5,068)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	—	177,235
Proceeds from energy state rebate and reimbursable interconnection costs	6,006	22,188
Acquisition of Saeta business, net of cash and restricted cash acquired	(831,484)	—
Acquisition of renewable energy facilities from third parties, net of cash and restricted cash acquired	(4,105)	—
Net cash (used in) provided by investing activities	$(839,916)	$194,355
Cash flows from financing activities:
Proceeds from issuance of Class A common stock to affiliates	650,000	—
Proceeds from Sponsor Line - affiliate	86,000	—
Revolving credit facility draws	539,053	—
Revolving credit facility repayments	(157,244)	(55,000)
Term Loan principal payments	(1,750)	—
Borrowings of non-recourse long-term debt	103,639	79,835
Principal payments and prepayments on non-recourse long-term debt	(102,257)	(141,613)
Debt financing fees	(3,652)	(3,735)
Contributions from non-controlling interests in renewable energy facilities	7,685	6,935
Distributions to non-controlling interests in renewable energy facilities	(12,507)	(17,125)
Due to/from affiliates, net	3,214	(3,311)

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Continued)

Net SunEdison investment	—	7,436
Payment of dividends	(56,016)	—
Recovery of related party short swing profit	2,994	—
Other financing activities	—	(133)
Net cash provided by (used in) financing activities	1,059,159	(126,711)
Net increase in cash, cash equivalents and restricted cash	294,728	122,931
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	—	54,806
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,430)	2,336
Cash, cash equivalents and restricted cash at beginning of period	224,787	682,837
Cash, cash equivalents and restricted cash at end of period	$516,085	$862,910
Supplemental Disclosures:
Cash paid for interest	$94,593	$121,694
Cash paid for income taxes	—	—

Reconciliation of Non-GAAP Measures

Adjusted Revenue, Adjusted EBITDA and CAFD are supplemental non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these non-GAAP measures may not necessarily be the same as those used by other companies. These non-GAAP measures have certain limitations, which are described below, and they should not be considered in isolation. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items including unrealized gain/loss on derivatives, amortization of favorable and unfavorable rate revenue contracts, net and other non-cash revenue items.

We define Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash general and administrative costs, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or operating performance, as described further below.

We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (ii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iii) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (iv) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

As compared to the preceding period, we revised our definition of CAFD to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures payment made in the year with the average annualized long-term sustaining capital expenditures to maintain reliability and efficiency of our assets, and (iii) annualized debt service payments. We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends. For items presented on an annualized basis, we will present actual cash payments as a proxy for an annualized number until the period commencing January 1, 2018.

Furthermore, to provide investors with the most appropriate measures to assess the financial and operating performance of our existing fleet and the ability to pay dividends in the future, we have excluded results associated with our UK solar and Residential portfolios, which were sold in 2017, from Adjusted Revenue, Adjusted EBITDA and CAFD reported for all periods presented.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of our operating revenue that relates to the energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating the performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for non-cash impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors in evaluating our operating performance and because securities analysts and other stakeholders analyze CAFD as a measure of our financial and operating performance and our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of Operating Revenues to Adjusted Revenue and net loss to Adjusted EBITDA to CAFD and has been adjusted to exclude asset sales in the UK and Residential portfolios:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2018	2017	2018	2017
Adjustments to reconcile operating revenues, net to adjusted revenue
Operating revenues, net	$179,888	$170,367	$307,435	$321,502
Unrealized (gain) loss on commodity contract derivatives, net (a)	(7,439)	4,883	(5,292)	2,652
Amortization of favorable and unfavorable rate revenue contracts, net (b)	9,750	9,697	19,567	19,524
Other non-cash items (c)	-	(1,683)	(415)	(5,116)
2017 incentive revenue recognition recast (m)	-	(8,601)	-	(10,232)
Adjustment for Asset Sales	-	(8,158)	-	(14,754)
Adjusted revenue	$182,199	$166,505	$321,295	$313,576
Direct operating costs (d)	(54,771)	(50,174)	(98,155)	(95,867)
Settled FX gain (loss)	213	120	101	281
Adjusted EBITDA	$127,641	$116,451	$223,241	$217,990
Non-operating general and administrative expenses (e)	(14,490)	(28,387)	(32,556)	(53,761)
Stock-based compensation expense	(73)	(2,690)	-	(5,200)
Acquisition and related costs	(8,902)	-	(12,587)	-
Depreciation, accretion and amortization expense (f)	(79,745)	(72,919)	(155,151)	(143,733)
Impairment charges	-	(1,429)	(15,240)	(1,429)
Gain on sale of U. K. renewable energy facilities	-	37,116	-	37,116
Interest expense, net	(50,892)	(68,205)	(104,446)	(136,517)
Income tax benefit	(4,434)	588	(3,404)	1,157
Adjustment for asset sales	-	6,508	-	9,655
Other non-cash or non-operating items (g)	3,283	11,444	(3,782)	16,577
Net loss	$(27,612)	$(1,523)	$(103,925)	$(58,145)

(in thousands)	Three Months Ended June 30		Six Months Ended
	June 30		June 30
Reconciliation of adjusted EBITDA to CAFD	2018	2017	2018	2017
Adjusted EBITDA	$127,641	$116,451	$223,241	$217,990
Fixed management fee	(2,500)	-	(5,000)	-
Variable management fee	(1,153)	-	(1,940)	-
Adjusted interest expense (h)	(56,607)	(60,880)	(106,114)	(120,871)
Levelized principal payments (i)	(30,869)	(24,810)	(55,218)	(49,620)
Cash distributions to non-controlling interests (j)	(6,721)	(7,432)	(11,458)	(17,125)
Sustaining capital expenditures (k)	(1,954)	(315)	(3,804)	(559)
Adjustment for asset sales	-	21	-	(113)
Other (l)	2,363	1,869	13,085	12,803
Cash available for distribution (CAFD) (m)	$30,200	$24,904	$52,792	$42,505

a)
Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

b)	Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.
c)	Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.
d)
In the three months ended June 30, 2017, reclassifies $4. 2 million wind sustaining capital expenditure into direct operating costs, which will now be covered under a new Full Service Agreement. In the six months ended June 30, 2017, reclassifies $6. 5 million wind sustaining capital expenditure into direct operating costs.

e)
Pursuant to the Management Services Agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three months ended June 30, 2017, we accrued costs incurred for management and administrative services that were provided by SunEdison under the Management Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net loss to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include extraordinary costs and expenses related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. The Company’s normal general and administrative expenses, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA ($ in millions):

Q2 2018	Q2 2017	H1 2018	H1 2017
$7 M	$7 M	$14 M	$17 M

f)	Includes reductions (increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.
g)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, loss on disposal of renewable energy facilities, and wind sustaining capital expenditure previously reclassified.

h)
Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Unaudited Condensed Consolidated Statement of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q2 2018	Q2 2017	H1 2018	H1 2017
Interest expense, net	$(51)	$(68)	$(104)	$(137)
Amortization of deferred financing costs and debt discounts	1	5	4	10
Amortization of interest expense - Affiliate	1	-	1	-
Adjustment for asset sales	-	4	-	8
Fair value changes in interest rate swaps in Saeta	(8)	-	(8)	-
Other	1	(2)	1	(2)
Adjusted interest expense	$(56)	$(61)	$(106)	$(121)

i)	Represents levelized project-level and other principal debt payments to the extent paid from operating cash.

j)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Unaudited Condensed Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months ended June 30, 2018 and 2017 is as follows:

$ in millions	Q2 2018	Q2 2017	H1 2018	H1 2017
Distributions to non-controlling interests	$(7)	$(7)	$(13)	$(17)
Adjustment for non-operating cash distributions	-	-	1	-
Cash distributions to non-controlling interests, net	$(7)	$(7)	$(11)	$(17)

k)	Represents long-term average sustaining capex starting in 2018 to maintain reliability and efficiency of the assets.
l)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), and releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants.

m)
CAFD in 2017 was recast as follows to present the levelized principal payments, adjusted interest expense, and incentive revenue recognition recast to provide period to period comparisons that are consistent and more easily understood. The 2017 incentive revenue was recast based on an estimate in the same proportions as the 2018 phasing, which differs from the actual 2017 phasing due to the adoption of the revenue recognition standard. In the twelve months ended December 31, 2017, CAFD remained $88 million as reported previously.

$ in millions	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2017
Cash available for distribution (CAFD) before debt service reported	$104	$120	$106	$91	$421
Levelized principal payments	(25)	(25)	(25)	(24)	(99)
Adjusted interest expense	(60)	(61)	(63)	(50)	(234)
Incentive revenue recognition recast	(1)	(9)	1	9	-
Cash available for distribution (CAFD), recast	$18	$25	$19	$26	$88